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                                                              EXHIBIT 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion of our report, dated 18 March 1998, on the consolidated balance sheets of Telewest Communications plc and its subsidiaries as of 31 December 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended 31 December 1997, which report appears in the Registration Statement of Telewest Communications plc on Form S-4. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

KPMG Audit plc

London, England

29 June 1998

                                    EX23--1